Exhibit I


SECURITIES AND EXCHANGE COMMISSION
(RELEASE NO. 35- -----------); 70-8937


            GPU, Inc., a registered holding company, and GPU Service, Inc., 300 Madison Avenue, Morristown, New Jersey 07960, and GPU International, Inc., One Upper Pond Road, Parsippany, New Jersey 07054, have filed with the Commission a post-effective amendment to their Declaration on Form U-1 in SEC File No. 70-8937 pursuant to Sections 6(a), 7, 9(a), 10 and 12(b) of the Public Utility Holding Company Act of 1935 ("Act") and Rules 45 and 54 thereunder.

            By orders dated April 10, 1997 (HCAR No. 26702) and March 26, 1997 (HCAR No. 26694) (the "Orders"), the Commission, among other things, authorized GPU, through December 31, 2000, to guarantee the debt of each of their direct and indirect subsidiaries that engage in brokering and marketing of electricity, natural gas and other energy commodities throughout the United States ("Energy Subsidiaries") pursuant to Rule 58 under the Act. The guarantees may take the form of bid bonds or performance or other direct or indirect guarantees of contractual or other obligations. The maximum amount of debt and other obligations proposed to be guaranteed at any one time is $150 million.

            The Orders also authorize GPU and GPUI to invest, through December 31, 2000, in the aggregate no more than $20 million in the energy commodities business either by the acquisition of securities or by making capital contributions to existing subsidiaries of GPU and/or GPUI.

            GPU and GPUI now request an extension of time during which GPU may guarantee the debt of the Energy Subsidiaries and GPU and GPUI may invest in the energy commodities business until December 31, 2003.

            In all other respects, the transactions as heretofore authorized by the Commission in this docket would remain unchanged.

            The Declaration, as amended, is available for public inspection through the Commission's Office of Public Reference. Interested persons wishing to comment or request a hearing should submit their views in writing by ----------------, 2000 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the applicant at the address specified above. Proof of service (by affidavit, or in case of an attorney at law, by certificate) should be filed with the request. Any



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request for a hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Declaration, as amended, may be permitted to become effective.




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